Mastercard Names Choon Phong Goh to Board of Directors

Purchase, N.Y. – April 2, 2018 – Mastercard Incorporated (NYSE: MA) today announced that its board of directors has named Choon Phong Goh as an independent director, effective immediately.

“On our board of directors, we want to bring together innovative thinking and world-class experience that ranges across a number of sectors and geographies,” said Rick Haythornthwaite, chairman of the board, Mastercard. “We believe Choon Phong’s perspective from the retail and global travel industries, combined with a technical and engineering mindset, will help advance the company’s efforts to deliver greater value, convenience and security in our products and services.”

Mr. Goh is chief executive officer of Singapore Airlines and a member of its board of directors. He originally joined the company in 1990 and has held senior management positions in information technology, marketing and finance. In addition to his roles at Singapore Airlines, Mr. Goh currently serves as chairman of both Budget Aviation Holdings Pte. Ltd. and the board of governors of the International Air Transport Association. He is also a member of the National University of Singapore board of trustees and the MIT Presidential CEO advisory board.

In 2016, he received the CEO Lifetime Achievement Award from the Airline Passenger Experience Association and the Eisenhower Global Innovation Award from the Business Council for International Understanding. In 2017, he was named the “Outstanding CEO of the Year” in the Singapore Business Awards. Mr. Goh holds a Master of Science in Electrical Engineering and Computer Science as well as three Bachelor of Science degrees, all from the Massachusetts Institute of Technology.

About Mastercard Incorporated
Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. Our global payments processing network connects consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Contacts:
Investor Relations: Gina Accordino, investor.relations@mastercard.com, 914-249-4565
Communications: Seth Eisen, Seth.Eisen@mastercard.com, 914-249-3153